LICENSE, MARKETING AND DISTRIBUTION AGREEMENT
This License, Marketing and Distribution Agreement (“Agreement”) is made effective as of March 7, 2008, among:
JUST-IN CASE FIRE LTD., an Alberta registered corporation (“Licensee”),
MOHSEN C. AMIRAN, PHD an individual resident in Illinois (“Amiran”),
SUMMIT ENVIRONMENTAL CORPORATION, INC., a Texas corporation (“Summit”); and
BIOGENESIS Enterprises Inc. an Illinois corporation (“BioGenesis”).
     WHEREAS, Amiran is a technical expert in physical organic chemistry and has invented, designed and developed FlameOut, as hereinafter defined, the patent and intellectual property rights to which are owned by Summit;
     WHEREAS, Licensee has developed an on-demand suppression system for suppressing fires using self-contained, portable, mechanized equipment developed by Licensee in combination with chemical formulations utilizing FlameOut;
     WHEREAS, BioGenesis currently manufactures FlameOut for Summit;
     WHEREAS, Licensee desires to exclusively develop certain markets and distribute FlameOut in those markets; and
     WHEREAS, Summit is willing to grant to Licensee an exclusive license to market and distribute FlameOut in certain defined territories they develop, and to grant the Licensee the limited right to practice the FlameOut Patent for the purposes of preparing FlameOut for sale.
     NOW THEREFORE IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties hereto, the Parties agree as follows:
ARTICLE 1 INTERPRETATION
1.1	Definitions
In this agreement:
“Affiliate” means: (i) any Person directly or indirectly controlling, controlled by or under common control with said Person (including any partnership in which such Person serves as a general partner, any corporation in which such Person owns greater than 5% of the issued and outstanding voting capital stock or any limited liability company or joint venture in which such Person owns greater than 5% of the equity interests); and (ii) any officer, director, trustee or
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general partner of any Person so controlling, controlled by or under common control with said Person.
“Business Day” means Monday through Friday, except a holiday designated by the federal government of the United States as a national holiday.
“Effective Date” means March 7th, 2008.
“Flame Out” means the product produced from FlameOut Bulk by the Licensee, suitable for sale to customers of the Licensee.
“FlameOut Patent” shall mean the formula and specifications related to US Patent 6296781 filed October 2nd, 2001, and any improvements to such patent whether patentable or not.
“FlameOut Bulk” shall mean the bulk chemical agent manufactured by Summit and/or BioGenesis according to the formula and specifications of the FlameOut Patent.
“Notice” means any notice, citation, directive, order, claim litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person.
“Parties” means all of the parties to this Agreement and “Party” means any one of them.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, trust, unincorporated entity, association, sole proprietorship or other entity, including any such entity controlled, directly or indirectly, or under common control by such entity, or a federal, state or local governmental body or unit or agency thereof.
“Term” has the meaning specified in Section 14 of this Agreement.
“Territory” means Canada, New Zealand, Australia, Kuwait, Tunisia, Nigeria, Thailand and Switzerland.
“Trademarks” mean the means the registered and unregistered trade names and trade-marks used in association with FlameOut, and listed in Schedule A to this Agreement.
1.2	Interpretation
Captions and Headings. The captions and section headings used in this Agreement are for convenience of reference only and shall not be deemed to expand, contract, alter or restrict any term or condition herein. All references herein to sections and exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.
Gender. All references to the masculine, feminine or neuter gender, or to the singular or plural, shall include the other as the context may require.
Exhibits and Schedules. The exhibits and schedules attached hereto are a part of this Agreement as if fully set forth herein.
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Recitals. The recitals shall form part of this Agreement.
Currency. All dollar figures herein shall be expressed in United States dollars, unless otherwise specified.
General. The use of the terms “including” or “include” shall in all cases mean “including, without limitation” or “include, without limitation,” respectively. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular section or clause of or exhibit or schedule to this Agreement.
ARTICLE 2 GRANT OF LICENSE
2.1	Patent License
Subject to the terms of this Agreement, Summit hereby grants to Licensee to the extent permitted by the laws of each relevant jurisdiction, and Licensee hereby accepts from Summit:
(a)	the limited, non-exclusive right and license to use and practice the FlameOut Patent for the sole purpose of combining the FlameOut Bulk with water to create FlameOut for distribution and sale in the Territory; and

(b)	the exclusive right and license to market, distribute and other exploit FlameOut throughout the Territory.
2.2	Trade-mark and Copyright License
Subject to the terms of this Agreement, Summit hereby grants to Licensee, and Licensee herby accepts from Summit:
(a)	the exclusive right to use the Trade-marks in association with FlameOut throughout the Territory;

(b)	the exclusive right to sub-license the Trade-marks for use in association with FlameOut in the territory; and

(c)	the exclusive right to use, copy, reproduce, broadcast and otherwise exploit the copyright and other intellectual property rights in any manuals, marketing or other materials related to FlameOut.
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ARTICLE 3 MANUFACTURING, MARKETING AND DISTRIBUTION
3.1	Manufacturing of FlameOut Bulk
Summit or BioGenesis shall use commercially reasonable efforts to manufacture FlameOut Bulk for Licensee, in accordance with industry standards and government and other regulatory body guidelines. The FlameOut Bulk shall at all times meet and exceed the quality and safety standards prescribed by the Underwriter Labs.
Summit or BioGenesis, as the case may be, shall manufacture FlameOut Bulk in quantities to be determined and communicated by the Licensee on a quarterly basis.
Summit shall upon request of the Licensee provide samples of FlameOut Bulk and FlameOut, free of charge, for the purposes of marketing FlameOut to new customers.
In the event that Summit and BioGenesis are no longer able to manufacture FlameOut Bulk in accordance with the terms of this Agreement the Licensee may practice the FlameOut Patent, or sub-license the right to practice the FlameOut patent to the extent required to manufacture FlameOut Bulk or contract a third party to manufacture FlameOut Bulk.
Licensee, by and through its managers, consultants and representatives, shall have the right, during reasonable hours and upon reasonable notice to Summit or BioGenesis as the case may be, to inspect the research, testing, development, manufacturing, marketing, sales and corporate facilities for FlameOut Bulk. Further, the Licensee shall have the right to inspect the procedures and protocols in the area of production, including, but not limited to, situations where demand exceeds capacity, FlameOut is no longer meeting quality standards, or during a natural disaster.
3.2	Production of FlameOut
Licensee shall blend FlameOut Bulk with water, in accordance with the instructions of Summit and BioGenesis, as the case may be, to produce FlameOut. Such blending will take place in facilities supplied by the Licensee.
Summit and BioGenesis, by and through their managers, consultants and representatives, shall have the right, during reasonable hours and upon reasonable notice to Licensee to inspect the research, testing, development, manufacturing, marketing, sales and corporate facilities where the Licensee is blending FlameOut. Further, Summit and BioGenesis shall have the right to inspect the procedures and protocols in the area of production, including, but not limited to, situations where demand exceeds capacity, FlameOut is no longer meeting quality standards, or during a natural disaster.
3.3	Price
Licensee shall purchase FlameOut Bulk at the price set out in Schedule B to this Agreement. Summit may modify the prices set out in Schedule B, on a biannual basis from the Effective Date, according to the following schedule: September 7th, 2008; March 7th, 2009; September 7th, 2009; March 7th, 2010, and so on and so forth, by providing Notice to the Licensee sixty
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(60) days prior to the effective day of the price change. In no event will the price of FlameOut Bulk increase by more than 3% in any given calendar year.
Licensee may set and adjust the retail price of FlameOut charged to its customers in its sole discretion.
3.4	Marketing
Licensee shall use commercially reasonable efforts to, during the term of this Agreement, introduce, market, and otherwise promote the sale of FlameOut in the Territory. Licensee agrees to devote as much time, attention and resources as may be commercially reasonable to properly conduct such activities and to bear the entire cost and expense of conducting its activities hereunder, including, if necessary, the maintenance of its own office space, office facilities and competent personnel.
3.5	Sales and Distribution
Licensee shall sell and distribute FlameOut in the Territory.
Beginning in the second year of the Term the Licensee and Summit may mutually agree on sales targets for the second and subsequent years of the Agreement. Such sales targets will be based on historical and projected sales and will be documented in writing and added to this Agreement as Schedule D.
3.6	Ordering and Payment
Licensee shall submit orders for FlameOut Bulk to Summit and/or BioGenesis, as the case may be, on a monthly basis using an order form substantially the same as the form set out in Schedule C. Summit or BioGenesis, as the case may be, shall provide the quantity of FlameOut ordered to the Licensee within five (5) days of receipt of the order.
At the time of delivery of the said order Summit or BioGenesis, as the case may be, shall issue the Licensee an invoice for the FlameOut Bulk supplied. Such invoice will be due and payable thirty (30) days from receipt. Late payments will be subject to a fee of 1.5% monthly, with a minimum fee of 1.5%.
3.7	Reporting Obligations
Licensee shall provide to Summit, on a quarterly basis, a written report showing the amount of FlameOut sold for the relevant quarter, including all pricing and any applicable discounts.
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ARTICLE 4 OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
4.1	Ownership of FlameOut Patent
Licensee recognizes and acknowledges that Summit is the owner of the FlameOut Patent and all related intellectual property. Nothing in this Agreement should be construed as a transfer of intellectual property from any Party to Licensee other than the license rights granted herein.
4.2	Ownership of Improvements
During the term of this Agreement, for the benefit of the Parties, Summit, Amiran and BioGenesis shall use their best efforts to further develop FlameOut Bulk, and notify the Licensee of such improvements.
In the event that the Licensee makes any improvements to the FlameOut Patent or FlameOut, the Licensee shall promptly notify Summit of such improvements and Summit shall own such intellectual property rights and grant a license to use and exploit such intellectual property rights to the Licensee on the same terms as the grant of license herein.
4.3	Ownership of Trade-marks
The Licensee may seek registration of the Trade-marks or any other trade-mark for use in association with FlameOut in any country of the Territory at its own expense. The Licensee shall own such trade-mark registrations and all associated rights and accrued good will, in accordance with the terms of this Agreement.
4.4	Protection of Intellectual Property
Licensee shall use commercially reasonable efforts to cooperate with Summit in the vigilant and diligent protection and enforcement of Summit’s intellectual property rights including, without limitations, any rights under the patent, copyright, trademark or trade secret law of any country in the world.
Each Party shall promptly inform the other Parties in writing of any reasonably suspected or known infringement of any intellectual property rights embodied in the FlameOut Patent, FlameOut, FlameOut Bulk or any improvements thereto and the Trademarks or any other form of intellectual property otherwise associated with FlameOut. Such notice shall, to the extent feasible, identify the suspected or known infringing party or parties and the nature and extent of the infringement. Summit, at its option shall prosecute all infringement and related claims that may be brought against any Party based on or related to the aforedescribed intellectual property rights. Should Summit choose not to prosecute a related claim, Licensee, Amiran or BioGenesis shall have the option to prosecute said claim. The cost of such prosecution, attorneys’ fees and all litigation related expenses, shall be borne by the Party that chose to prosecute the related claim.
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ARTICLE 5 REPRESENTATIONS AND WARRANTIES
5.1	Licensee Representations and Warranties
Licensee hereby represents and warrants to Summit that:
(a)	Licensee is a corporation duly organized, validly existing and in good standing under the laws of Canada, has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

(b)	Licensee has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance by Licensee of its obligations thereunder have been duly approved by Licensee and no other internal corporate proceedings on the part of Licensee are necessary to authorize such execution, delivery and performance. When this Agreement has been duly executed by Licensee, it shall constitutes the valid and legally binding obligation of Licensee enforceable against it in accordance with its terms.

(c)	Absence of Conflicts. The execution, delivery and performance by Licensee of this Agreement, and the transactions contemplated herein, do not and will not conflict with or result in any violation of or constitute a breach or default under any term of the articles of organization or operating agreement of Licensee, of any agreement, permit or other instrument to which Licensee is a party, or by which Licensee is bound or any judgment to which Licensee is bound.
5.2	Summit Representations and Warranties
Summit hereby represents and warrants to Licensee that:
(a)	Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and each jurisdiction where failure to be so qualified would be a violation of the law of such jurisdiction, has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

(b)	Summit has the power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by Summit of its obligations thereunder have been approved by the Summit board of directors and no other internal proceedings on the part of either are necessary to authorize such execution, delivery and performance. When this Agreement has been duly executed by Summit it shall constitute the valid and legally binding obligation of each enforceable against it in accordance with its terms.

(c)	The execution, delivery and performance by Summit of this Agreement, and the transactions contemplated hereby and thereby, do not and will not conflict with or
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result in any violation of or constitute a breach or default under any term of the operating agreement of Summit, of any agreement, permit or other instrument to which Summit is a party, or by which Summit is bound or any judgment to which Summit is bound.
(d)	The FlameOut Patent is valid and owned by Summit and to the knowledge of Summit doesn’t infringe any existing patent or other intellectual party rights of any third party and is not the subject of any potential or existing claim(s) of infringement of intellectual property rights.
5.3	BioGenesis Representations and Warranties
BioGenesis hereby represents and warrants to Licensee that:
(a)	BioGenesis is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and each jurisdiction where failure to be so qualified would be a violation of the law of such jurisdiction, has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted.

(b)	BioGenesis has the power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the performance by BioGenesis of its obligations thereunder have been approved by the BioGenesis board of directors and no other internal proceedings on the part of either are necessary to authorize such execution, delivery and performance. When this Agreement has been duly executed by BioGenesis it shall constitute the valid and legally binding obligation of each enforceable against it in accordance with its terms.

(c)	The execution, delivery and performance by BioGenesis of this Agreement, and the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or constitute a breach or default under any term of the operating agreement of BioGenesis, of any agreement, permit or other instrument to which BioGenesis is a party, or by which BioGenesis is bound or any judgment to which BioGenesis is bound.

(d)	The FlameOut Patent to the knowledge of BioGenesis doesn’t infringe any existing patent or other intellectual party rights of any third party and is not the subject of any potential or existing claim(s) of infringement of intellectual property rights.
5.4	Amiran Representations and Warranties
Amiran herby represents and warrants to Licensee that:
(a)	The execution, delivery and performance by Amiran of this Agreement, and the transactions contemplated hereby and thereby, do not and will not conflict with or result in any violation of or constitute a breach or default under any term of the
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operating agreement of Amiran, of any agreement, permit or other instrument to which Amiran is a party, or by which Amiran is bound or any judgment to which Amiran is bound.
(b)	The FlameOut Patent to the knowledge of Amiran doesn’t infringe any existing patent or other intellectual party rights of any third party and is not the subject of any potential or existing claim(s) of infringement of intellectual property rights.
ARTICLE 6 INDEMNIFICATION AND LIMITATION OF LIABILITY
6.1	Licensee Indemnification
Licensee shall defend, indemnify and hold harmless Summit, its shareholders, officers, directors, employees, agents, successors and assigns from and against all third party claims, liabilities, fines, judgments, settlements, attorneys’ fees and other costs of litigation, arbitration or regulatory proceeding arising out of or concerning (1) the failure of Licensee to observe and perform any of its obligations under this Agreement, (2) any intentional or negligent act or omission by Licensee, (3) breach of any representations or warranties by Licensee and (4) any product liability related to the blending of FlameOut Bulk with water to create FlameOut.
Licensee’s liability in respect to 1, 2,3 above shall be limited to the amount paid for the purchase of Flameout Bulk in the year preceding the claim. In the case of 4 the Licensee’s liability shall be limited to the amount of it product liability coverage.
6.2	Summit and BioGenesis Indemnification.
Summit, Amiran and BioGenesis shall jointly and severally defend, indemnify and hold harmless Licensee, its officers, directors, shareholders, employees, agents, successors and assigns against all Third Party claims, liabilities, fines, judgments, settlements, attorneys’ fees and other costs of litigation, arbitration or regulatory proceeding arising out of or concerning (1) the failure of either Summit, Amiran or BioGenesis to observe and perform any of its obligations under this Agreement, (2) any intentional or negligent act or omission by Summit, Amiran or BioGenesis, and (3) breach of any representations or warranties by Summit, Amiran and or BioGenesis, (3) any claim of intellectual property infringement, and (4) product liability related to FlameOut Bulk.
6.3	Defense of Third Party Claims
Promptly after acquiring knowledge of any claim, investigation or demand, brought by a Person that is not a party to this Agreement (“Third Party”), to which any Party may be liable, the party acquiring knowledge of the claim shall give prompt written notice thereof to the other party. Thereafter, the party obligated to indemnify (“Indemnitor”) shall, at its own expense, promptly defend, contest or otherwise protect against any Third Party claim against which it has agreed to indemnify the party entitled to indemnification (“Indemnitee”). The Indemnitee shall give the Indemnitor all necessary and reasonable cooperation in said defense, including, but not limited to, the services of employees of the Indemnitee who are familiar with the subject matter or transactions out of which any such claim, investigation or demand may have arisen. The Indemnitor shall have the right, at its option, to compromise and settle at the Indemnitor’s
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expense, any such matter involving monetary damages but may not compromise or settle any matter involving equitable or injunctive recourse against the Indemnitee without the Indemnitee’s written consent. The Indemnitee, at its option and own expense, may retain additional counsel in any Third Party claim.
6.4	Insurance and Product Liability
Summit, BioGenesis and the Licensee shall be responsible for each obtaining and maintaining adequate product liability insurance, and in any case in an amount no less than two million ($2,000,000) dollars. Each party will be required to provide the other Parties, on request, with evidence of such policy in good standing.
ARTICLE 7 CONFIDENTIAL INFORMATION, NON-COMPETE AND NON-SOLICITATION
7.1	Confidentiality
In the course of the performance of this Agreement, sensitive and confidential proprietary information and trade secrets, including but not limited to information, research, data, processes, formulae, protocols, ingredients, technology, marketing strategies, and contacts, client lists, and development, manufacturing, marketing, sales, and distribution information, business plans, financial information, technical information and customer lists (“Confidential Information”) will be disclosed by the Parties to one another. In order to facilitate the cooperation of the Parties hereto and to protect the legitimate interests of each to their Confidential Information, the Parties agree that the party receiving such Confidential Information under this Agreement (the “Recipient”) will protect such Confidential Information as it would such information of its own and may not use or disclose to any third party the Confidential Information, unless the disclosure is in furtherance of the purpose of this Agreement and the Recipient ensures that the third party to whom they intend to disclose the Confidential Information has agreed to be bound to terms to protect the Confidential Information no less stringent than those herein.
This duty to protect the Confidential Information shall not apply to any information which:
(a)	is or becomes available to the public through no fault or act of the Recipient

(b)	is obtained by Recipient from a third party under no duty of nondisclosure and who obtained the Confidential Information by lawful means, or

(c)	is required to be disclosed pursuant to court order or subpoena, or otherwise required by law. In the latter event, Recipient shall afford the other Parties a reasonable opportunity to challenge such requirement prior to disclosure and to obtain a protective order as may be available to limit or control the disclosure.
The duty to protect the Confidential Information shall survive the termination of this Agreement regardless of the reason for termination and shall be binding upon the Parties, their successors and assigns.
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Equitable Relief. The Parties agree that the provisions and restrictions contained in this Agreement are fair, reasonable and necessary to protect the legitimate continuing interests of the Parties as set forth in this Agreement and that any violation or breach of these provisions may result in irreparable injury to the Parties for which a remedy at law may be inadequate and that, in addition to any relief at law which may be available to the Parties for such violation or breach, and regardless of any other provision contained in this Agreement, the Parties shall be entitled to seek injunctive and other equitable relief.
7.2	Non-Competition
(a)	Agreement Not to Compete. Summit, BioGenesis and Amiran hereby agree, jointly and severally, that for the Term of the Agreement Summit, BioGenesis will not, without the prior written consent of Licensee:
(1)	directly or indirectly, through any of Summit, BioGenesis or its Affiliates, engage in the sale or marketing of FlameOut in the Territory or license or authorize any other Person to sell or market FlameOut in the Territory, whether alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any corporation, partnership, limited liability company, firm or other form of business organization; or

(2)	consult with, advise or assist in any way any corporation, partnership, limited liability company, firm or other form of business organization with respect to any of its activities or business to the extent they compete with Licensee inside the Territory, including, but not limited to, serving as an intermediary for any such competing enterprise, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competing enterprise, in each case with respect to its activities or business to the extent they compete with the Licensee inside the Territory.
(b)	Amiran will not, for the Term of this Agreement, without the prior written consent of Licensee:
directly or indirectly, engage in the sale or marketing of FlameOut in the Territory or license or authorize any other Person to sell or market FlameOut in the Territory, whether alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or equity interest holder of, or lender to, any corporation, partnership, limited liability company, firm or other form of business organization; or
consult with, advise or assist in any way any corporation, partnership, limited liability company, firm or other form of business organization with respect to any of its activities or business to the extent they compete with Licensee inside the Territory, including, but not limited to, serving as an intermediary for any such competing enterprise, loaning money or
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rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competing enterprise, in each case with respect to its activities or business to the extent they compete with the Licensee inside the Territory.
Licensee hereby agrees that for the period beginning on the Effective Date and ending upon the third anniversary after the termination of the Agreement, for any reason (the “Restricted Period”) Licensee will not, without the prior written consent of Summit:
consult with, advise or assist in any way any corporation, partnership, limited liability company, firm or other form of business organization with respect to any of its activities or business to the extent they compete with Summit or BioGenesis outside the Territory, including, but not limited to, serving as an intermediary for any such competing enterprise, loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm’s length basis with any such competing enterprise, in each case with respect to its activities or business to the extent they compete with Summit or BioGenesis outside the Territory.
Non-Solicitation
Covenant Not to Solicit Employees. Summit and BioGenesis and each of their Affiliates hereby agree, jointly and severally, that, for a period of three (3) years from and after the date of termination of this Agreement, for any reason, such Party or Affiliate shall not, directly or indirectly through any of such Party or an Affiliate:
solicit for employment or other working arrangement (e.g., independent contracting) any employee or then currently active independent contractor of Licensee, or person who was an employee or currently active independent contractor of Licensee or any of its Affiliates within the six (6) month period immediately preceding such solicitation, or induce or attempt to induce any employee or independent contractor of Licensee to terminate his or her employment or contracting relationship with Licensee, in each case other than pursuant to a general solicitation or advertisement for employment.
Summit and BioGenesis and each of their Affiliates hereby agree, jointly and severally, that, for a period of one (1) year from and after the date of termination of this Agreement, for any reason, such Party and each Affiliate, as the case may be, shall not, directly or indirectly through the Party or an Affiliate:
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induce or attempt to induce any Person to patronize any enterprise that is directly or indirectly in competition with Licensee;
canvass, solicit or accept from any Person any such competitive business in the Territory; or
request or advise any Person to withdraw, curtail or cancel any such customer’s business with Licensee in Territory.
Licensee hereby agrees that, for a period of one (1) year from and after the date of termination of this Agreement, for any reason or for no reason, such Licensee and its Affiliates, as the case may be, shall not, directly or indirectly through the Licensee or an Affiliate:
induce or attempt to induce any Person to patronize any enterprise that is directly or indirectly in competition with Summit;
canvass, solicit or accept from any Person any such competitive business outside the Territory; or
request or advise any Person to withdraw, curtail or cancel any such customer’s business with Licensee outside the Territory.
TERM AND TERMINATION
Term and Termination
Term. This Agreement shall be effective on the Effective Date, and shall continue in effect for a period of ten (10) years, unless earlier terminated pursuant to this Agreement (the “Term”).
Option. Provided that Licensee is not in material default under this Agreement on the last day of the Term, Licensee shall have the option (“Option”) to renew this Agreement for four (4) additional terms of five (5) years each (“Option Term”). This Agreement will be automatically renewed unless Licensee opts out of the Agreement by giving written notice to Summit not less than one hundred eighty (180) days prior to the termination of the initial Term or any subsequent additional term.
Early termination. Notwithstanding the term of this Agreement this Agreement may be earlier terminated upon written notice:
by the non-breaching Party if a Party breaches any material non monetary covenant or provision of this Agreement, and such Party fails to cure such breach within ninety (90) days of receiving written notice thereof; or
either Party becomes insolvent or if there are any proceedings instituted by or against either party in bankruptcy or under insolvency laws or for reorganization,
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receivership or dissolution, or if either Party shall make an assignment for the benefit of creditors If the Agreement is properly terminated pursuant to this section, the non-competition and non-solicitation clauses set forth in Sections 7.2 (a), (b) and 7.3 (a) and (b) shall not apply.
Effects of termination. Any termination of this Agreement above shall not relieve either party of its obligation accrued prior to the termination of this Agreement or any obligation that is intended to survive the termination of this Agreement. Termination of this Agreement shall not affect, preclude, reduce or limit any other remedy at law or in equity that may be available to either Party. Upon the termination of this Agreement for any reason, including, without limitation, upon the expiration of the Term or the mutual agreement of the Parties:
(a)	within ten (10) days, the Recipients of the Confidential Information shall deliver to the disclosing party all Confidential Information;
Licensee shall cease the use of FlameOut Bulk and the marketing, distribution and sale of FlameOut and the use of any Confidential Information or other intellectual property associated with FlameOut or the FlameOut Patent; and
Licensee shall assign and transfer any trade-mark registrations or applications for the trade-mark FLAMEOUT in the Territory to Summit in exchange for payment by Summit of an amount equivalent to the costs incurred or paid for registration of such trade-mark.
MISCELLANEOUS PROVISIONS
Severability
In the event a court of competent jurisdiction or arbitrator determines that the provisions of this Agreement are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this Agreement shall be construed so that the remaining provisions hereof shall not be affected by any such determination, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any party, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.
Remedies
Licensee acknowledges that violation of any of the provisions of this Agreement will cause irreparable loss and harm to Summit, which cannot be reasonably or adequately compensated by damages in an action at law. Accordingly, in the event of a breach or threatened breach by Licensee of any of the provisions of this Agreement, the Summit will be entitled, without posting bond or other security, to injunctive and other equitable relief to prevent or cure any breach or threatened breach thereof, and Licensee agrees that it will not be a defense to any request for such relief that the Summit has an adequate remedy at law. Notwithstanding the foregoing, the
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Summit shall have other legal remedies as may be appropriate under the circumstance including, inter alia, recovery of damages occasioned by such breach.
Damages
Provided that Licensee is not in default under the terms of this Agreement, in the event that Summit shall enter into a license agreement with a Person other than Licensee for the marketing and sale of FlameOut in the Territory, then Licensee shall be entitled to one hundred percent (100%) of all income or fees of Summit resulting from such license of FlameOut.
Force Majeure
A Party (“the Excused Party”) shall be excused from any performance owed to the other Party hereunder if such performance is rendered impossible by acts of state or governmental action, riots, disturbances, war, strikes, lockouts, slowdowns, prolonged shortages of energy or supplies, epidemics, fire, flood, storm, earthquake, lightning or explosion. The periods of any such excused performance shall be limited to such time as such circumstances exist, plus ninety (90) days. The Excused Party shall give prompt written notice to the other Party of any such circumstances and of the anticipated time when such performance will be resumed by the Excused Party. The Excused Party shall also give prompt written notice to the other Party of the cessation of such circumstances and the resumption of performance by the Excused Party.
Notices
All notices, requests and other communications to any party hereunder shall be in writing, shall be given to such party at its address set forth below or at such other address as shall be furnished by any party by like notice to the others. Each such notice, request or other communication shall be deemed to have been duly given (i) as of the date of delivery, if delivered personally, (ii) upon the next Business Day when delivered during normal business hours to a recognized overnight courier service, such as Federal Express, or (iii) on the date of delivery or refusal shown on the return receipt therefore if sent by United States certified or registered mail, return receipt requested and postage prepaid.
If to Summit:
Summit Environmental Corporation, Inc
Attentions: Mohsen C. Amiran, PhD, Executive Vice President
610 W. Rawson Ave
Oak Creek, WI 53154
with a copy to:
Thomas J. Kenan, Esq.
Fuller Tubb Bickford & Krahl
201 Robert S. Kerr Ave. Suite 1000
Oklahoma City, OK 73102
Exhibit 10.10 – Page 15

If to BioGenesis:
BioGenesis
Attentions: Charles Wilde, Vice President
7420 Alban Station Blvd, Suite B-208
Springfield, VA 22150
If to Amiran:
Mohsen C. Amiran
308 S. Mt. Prospect Rd,
Des Plaines, IL 60016
If to Licensee:
Just-In Case Fire Ltd.
Attention: Mark Hayes
321 11979 — 40th St SE ,
Calgary, Alberta Canada T2Z 4M3
with a copy to:
Borden Ladner Gervais LLP
Attention: LuAnne Morrow
1000, 400 3 Ave SW
Calgary, Alberta T2P 4H2
or such other alternative addresses or persons as the Parties may from time to time designate in writing to each of the parties.
Maintenance of Books and Records, and Accounting.
Licensee shall, at all times, keep and maintain complete and accurate books and records of all transactions in connection with its business operations, and sales of FlameOut including the identity of all purchasers of FlameOut, and the identity and quantity of all FlameOut sold for a period of at least five (5) years after the period with respect to which such books and records pertain.
Successors and Assigns.
This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors, heirs, representatives and permitted assigns, as the case may be; provided, however, that the Licensee shall not assign or delegate this Agreement or any of the rights or obligations created hereunder except as provided for in this Agreement.
Exhibit 10.10 – Page 16

Independent Parties.
Nothing in this Agreement constitutes a partnership between or joint venture by the Parties hereto or constitutes either Party as the agent of the other. Neither Party shall hold itself out contrary to the terms of this subparagraph (c), and neither Party shall become liable by any representation, act or omission of the other Party, which is contrary to the terms of this Section.
Entire Agreement:
Amendment. This Agreement, including any exhibits, schedules or other attachments hereto, constitutes the entire Agreement between the parties hereto and supersedes and cancels any and all prior or contemporaneous negotiations, undertakings, discussions or agreements between the Parties.
Governing Law
This Agreement shall be governed by the laws of the province of Alberta and the federal laws of Canada applicable therein.
Waivers, Amendments and Remedies.
This Agreement may be amended and the terms hereof may be waived, and consents may be provided, only by a written instrument signed by Summit and Licensee or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any breach of any representation, warranty or covenant contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other statement of facts upon which any claim of any such breach is based may also be the subject matter of any other representation, warranty or covenant contained in this Agreement (or in any other agreement among the Parties) as to which there is no breach.
Publicity
The parties shall have no right to use another Party’s name, likeness and/or other information relating to either Party in any promotional or other material produced by or on behalf of either Party without that Party’s prior written approval.
Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Exhibit 10.10 – Page 17

     IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first written above.

SUMMIT ENVIRONMENTAL CORPORATION INC.		BIOGENESIS ENTERPRISES INC.

Per:	/s/ Mohsen C. Amiran	Per:	/s/ Charles Wilde

Per:	Mohsen C. Amiran	Per:	Charles Wilde
	Vice President		Vice President

JUST-IN CASE FIRE LTD.

Per:	/s/ Mark Hayes

Per:	Mark Hayes
President

SIGNED, SEALED AND DELIVERED by DR. MOHSEN C. AMIRAN PHD in the presence of:
)
/s/ Sherwin C. Amiran		)	/s/ Mohsen C. Amiran
)
)
)
Name:	Sherwin C. Amiran	)	DR.	MOHSEN C. AMIRAN
Address:	610 Rawson Avenue	)
Oak Creek, WI 53154)

Occupation:	Assistant Director

Exhibit 10.10 – Page 18

SCHEDULE A
TRADE-MARKS

Trade-mark	Registration/Application #	Jurisdiction
FLAMEOUT	2294147	United States of America
Exhibit 10.10 – Page 19

SCHEDULE B
PRICE

Quantity Purchased	Price
50,000-25,000	$7.58 (275 Gallon Totes)
25,000-10,000	$7.96 (275 Gallon Totes)
10,000-5,000	$8.40 (275 Gallon Totes or 55 Gallon Drums)
5,000-1,000	$8.69 (275 Gallon Totes or 55 Gallon Drums) $8.99 (5 Gallon Jugs)
1,000-275	$8.82 (275 Gallon Totes or 55 Gallon Drums) $9.12 (5 Gallon Jugs)
275-0	$11.00 (5 Gallon Jugs)
Exhibit 10.10 – Page 20

SCHEDULE C
ORDER FORM
Exhibit 10.10 – Page 21

SCHEDULE D
SALES TARGETS
Exhibit 10.10 – Page 22